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                    [LETTERHEAD OF DECHERT PRICE & RHOADS]

                                August 25, 1999

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154-4599

          Re:  Form S-3 Registration Statement
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Gentlemen:

          We have acted as counsel to Crown Cork & Seal Company, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") to be effective upon filing pursuant to Rule 462(b) of the Rules and Regulations promulgated under the Securities Act relating to the issuance of $50,000,000 of debt securities (the "Debt Securities") of the Company, pursuant to an indenture dated as of December 17, 1996 (the "Indenture") among The Bank of New York, as trustee, the Company, Crown Cork & Seal Finance PLC, a public limited company organized under the laws of England and Wales, and Crown Cork & Seal Finance S.A., a societe anonyme organized under the laws of the Republic of France.

          We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.

          In our examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

          Based upon the foregoing, and subject to the limitations set forth below, it is our opinion that under current law, when the Debt Securities have been duly executed, authenticated and delivered in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment therefor in accordance with the provisions of an underwriting agreement
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Crown Cork & Seal Company, Inc.
August 25, 1999
Page 2

dated as of the date hereof among the Company and the several underwriters named therein, such Debt Securities will constitute the legal and binding obligations of the Company.

          Our opinions herein are limited solely to the laws of the United States of America, the State of New York and the Commonwealth of Pennsylvania, in each case to the extent applicable, and we express no opinion herein concerning the laws of any other jurisdiction.

          Our opinions herein are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar law affecting creditors' rights or debtors' obligations generally and to general equity principles, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the legality and binding nature of obligations or agreements generally.

          Our opinions herein are rendered solely for your benefit in connection with the transaction contemplated herein. Our opinions herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this opinion letter under the caption "Legal Matters" in the related prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Sincerely,

                              DECHERT PRICE & RHOADS